Exhibit 99.1

NEWS RELEASE

For Release:               Immediately

Contact:                     James Brunk, Chief Financial Officer (706) 624-2239

MOHAWK INDUSTRIES REPORTS Q1 RESULTS

Calhoun, Georgia, April 29, 2021 - Mohawk Industries, Inc. (NYSE: MHK) today announced 2021 first quarter net earnings of $237 million and diluted earnings per share (EPS) of $3.36. Adjusted net earnings were $246 million, and EPS was $3.49, excluding restructuring, acquisition and other charges. Net sales for the first quarter of 2021 were $2.7 billion, up 16.8% as reported and 9.1% on a constant currency and days basis. For the first quarter of 2020, net sales were $2.3 billion, net earnings were $111 million and EPS was $1.54, adjusted net earnings were $119 million, and EPS was $1.66, excluding restructuring, acquisition and other charges.
Commenting on Mohawk Industries’ first quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “Our outstanding performance in the period included all-time record sales and our highest ever first quarter EPS. Our business continued to strengthen in the period and did not reflect our industry’s normal seasonality. Around the world, consumers are continuing to invest in their homes, and new flooring has a major role in most remodeling projects. We are also starting to see moderate improvement in commercial demand as global economies expand and businesses begin to invest in anticipation of a return to normal.

“Market demand strengthened as the period progressed, and our order backlog remains robust going into the second quarter. Most of our businesses are running at high production rates, though our inventories remain lower than we would like. Our production and operating costs were impacted in the period by supply limitations in most of our markets, as well as absenteeism, new employee training and severe weather in the U.S. Our margins have benefited from stronger consumer demand, our restructuring and productivity actions and leverage on SG&A costs. We have increased prices in most product categories and geographies, reflecting inflation in raw materials, labor, energy and transportation. Global transportation capacity has been limited, increasing our cost and delaying receipt of our imported products. We have seen similar constraints on local shipments and are increasing our freight rates to respond.”
“We continue to implement our restructuring plans and have achieved approximately $75 million of our anticipated $100 to $110 million in savings. In the first quarter, we purchased $123 million of our stock at an average price of approximately $179 for a total of $686 million since we initiated our purchasing program. Our balance sheet remains strong with net debt less short-term investments of $1.3 billion, reflecting leverage at a historically low level for the Company.

“For the quarter, our Flooring Rest of the World Segment’s sales increased 30.7% as reported and 14.6% on a constant currency and days basis. The segment’s operating margins increased 780 basis points to 20.7% as reported. The increase was due to higher volume, favorable price and product mix, increased productivity and favorable exchange rates, partially offset by inflation. Q1 benefited from lower marketing expenses, product mix and increased days which resulted in a greater margin in the period. During the period, most of our facilities ran at high levels, though some supply constraints limited our utilization. We anticipate some material shortages continuing at least in the second quarter. Our laminate business, the segment’s largest product category, continues to record significant growth as consumers embrace our more realistic visuals and superior performance. In the second quarter, we are installing additional laminate manufacturing assets to support further growth. Our LVT sales rose substantially, and our margins expanded due to enhanced formulations and increased production speeds. Our sheet vinyl sales were limited by Covid lockdowns of our retailers in Europe. Our Russian sheet vinyl business continues to expand rapidly as we broaden our customer base and product offering. Our insulation business continues to grow, though material supply and cost increases pressured our margin. Our wood panels business delivered improved performance and we are installing a new melamine press to increase higher value sales and efficiencies. Our sales and margins in both Australia and New Zealand expanded significantly by leveraging our comprehensive soft and hard surface collections, strong sales organization and industry-leading service.

“During the quarter, our Flooring North America Segment’s sales increased 14.3% as reported and approximately 9% on a constant basis and operating margin was 8.4% as reported, increasing 410 basis points. Operating income for the segment increased primarily due to higher volume and productivity, partially offset by inflation. Our order rates remain strong and our backlog is higher than normal. All of our operations are maximizing their output as we managed interference from labor shortages and supply constraints. Our residential carpet sales improved with retail remodeling improving sales of our premium products. Our commercial business continued to improve sequentially from its trough with growing investments in new projects. Our laminate sales are setting records as the appeal of our realistic visuals and water-proof performance expands across all channels. We have significantly increased our domestic laminate production and are supplementing with imports from our global operations. We are installing additional laminate production to further expand our sales by the end of this year. Our LVT sales continue to increase as we expand our offering and our local manufacturing has continued its improvement as we implemented processes similar to our European operations. We are ramping up production of our premium Ultrawood, the first water-proof natural wood flooring that also features industry-leading scratch, dent and fade resistance.

“For the quarter, our Global Ceramic Segment’s sales increased 9.6% as reported and 5.4% on a constant currency and days basis. The segment’s operating margin increased 370 basis points to 9.4% as reported, primarily due to favorable price and mix, higher volumes and increased productivity, partially offset by inflation. Our U.S. plants are running at higher levels, and we have increased our productivity with our restructuring actions. Our quartz plant is improving its productivity and we are introducing more sophisticated veined collections which are increasing our mix and should enhance our margins. In the period, the ice storm that hit the southwest temporarily stopped production at most of our manufacturing facilities by interrupting our electricity and natural gas supply. The facilities have all recovered and are operating as expected, improving our service. Our European ceramic business delivered a strong performance, driven by productivity, improving mix and greater consumer demand. Our Russian, Brazilian and Mexican ceramic businesses delivered strong results, though they were limited by their capacities. In all three businesses, we are maximizing output and allocating production as necessary. In Brazil and Mexico, we are increasing capacity this year to improve our sales and mix. In Russia, we are optimizing our tile production and ramping up our new premium sanitary ware plant to meet growing demand.

“As we progress through the year, we anticipate that historically low interest rates, government actions and fewer pandemic restrictions should improve our markets around the world. Vaccination programs should keep people safer and reduce the risk of further Covid-related disruption. We foresee the present robust residential trends continuing with commercial sales slowly improving in the second period. Across the enterprise, we will increase product introductions that provide additional features and benefits to strengthen our offering and margins. We are enhancing our manufacturing operations to increase our volume and efficiencies, while executing our ongoing cost savings programs. Our suppliers indicate that material availability should improve from the first quarter, though some operations could still face future supply constraints. We are managing challenging labor markets in some of our U.S. communities, and supplemental federal unemployment programs could interfere with staffing to maximize those operations. If raw material, energy and transportation costs continue to rise, further price increases could be required around the world. Given these factors, we anticipate our second quarter adjusted EPS to be $3.57 to $3.67, excluding any restructuring charges.
“Currently, our strong order backlog reflects the escalated levels of residential demand across the globe. We are introducing new product innovations to enhance our offering and customers sales and optimizing our production to improve our service. We are preparing for an improvement in commercial projects, anticipating an economic expansion and a return to normal business investments. With strong liquidity and historically low leverage, we will increase our capital investments and take advantage of additional opportunities to expand.”

ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call April 30, 2021, at 11:00 AM Eastern Time

The telephone number is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 6084517. A replay will be available until May 30, 2021, by dialing 1-855-859-2056 for US/local calls and 1-404-537-3406 for International/Local calls and entering Conference ID # 6084517.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Condensed Consolidated Statement of Operations Data	Three Months Ended
(Amounts in thousands, except per share data)	April 3, 2021	March 28, 2020

Net sales	$2,669,026	2,285,763
Cost of sales	1,877,257	1,669,323
Gross profit	791,769	616,440
Selling, general and administrative expenses	474,254	464,957
Operating income	317,515	151,483
Interest expense	15,241	8,671
Other (income) expense, net	(2,227)	5,679
Earnings before income taxes	304,501	137,133
Income tax expense	67,690	26,668
Net earnings including noncontrolling interests	236,811	110,465
Net earnings (loss) attributable to noncontrolling interests	4	(49)
Net earnings attributable to Mohawk Industries, Inc.	$236,807	110,514

Basic earnings per share attributable to Mohawk Industries, Inc.
Basic earnings per share attributable to Mohawk Industries, Inc.	$3.37	1.54
Weighted-average common shares outstanding - basic	70,179	71,547

Diluted earnings per share attributable to Mohawk Industries, Inc.
Diluted earnings per share attributable to Mohawk Industries, Inc.	$3.36	1.54
Weighted-average common shares outstanding - diluted	70,474	71,777

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$259,605	194,974
Less: Capital expenditures	114,735	115,632
Free cash flow	$144,870	79,342

Depreciation and amortization	$151,216	145,516

Condensed Consolidated Balance Sheet Data
(Amounts in thousands)
	April 3, 2021	March 28, 2020
ASSETS
Current assets:
Cash and cash equivalents	$557,262	263,086
Short-term investments	782,267	60,300
Receivables, net	1,813,858	1,644,750
Inventories	1,996,628	2,195,434
Prepaid expenses and other current assets	415,997	449,461
Total current assets	5,566,012	4,613,031
Property, plant and equipment, net	4,432,110	4,472,913
Right of use operating lease assets	337,767	331,329
Goodwill	2,594,727	2,519,979
Intangible assets, net	921,846	904,023
Deferred income taxes and other non-current assets	437,611	415,667
Total assets	$14,290,073	13,256,942
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$953,913	1,210,525
Accounts payable and accrued expenses	1,954,396	1,554,085
Current operating lease liabilities	98,982	106,673
Total current liabilities	3,007,291	2,871,283
Long-term debt, less current portion	1,719,115	1,514,000
Non-current operating lease liabilities	248,022	238,830
Deferred income taxes and other long-term liabilities	816,613	785,186
Total liabilities	5,791,041	5,409,299
Total stockholders' equity	8,499,032	7,847,643
Total liabilities and stockholders' equity	$14,290,073	13,256,942

Segment Information	As of or for the Three Months Ended
(Amounts in thousands)	April 3, 2021	March 28, 2020

Net sales:
Global Ceramic	$929,871	848,450
Flooring NA	969,250	848,330
Flooring ROW	769,905	588,983
Consolidated net sales	$2,669,026	2,285,763

Operating income (loss):
Global Ceramic	$87,804	47,976
Flooring NA	81,298	36,206
Flooring ROW	159,306	75,816
Corporate and intersegment eliminations	(10,893)	(8,515)
Consolidated operating income (a)	$317,515	151,483

Assets:
Global Ceramic	$5,161,660	5,237,631
Flooring NA	3,731,032	3,841,815
Flooring ROW	4,120,381	3,810,348
Corporate and intersegment eliminations	1,277,000	367,148
Consolidated assets	$14,290,073	13,256,942
(a)During the second quarter of 2020, the Company revised the methodology it uses to estimate and allocate corporate general and administrative expenses to its operating segments to better align usage of corporate resources allocated to the Company segments. The updated allocation methodology had no impact on the Company’s consolidated statements of operations. This change was applied retrospectively, and segment operating income for all comparative periods has been updated to reflect this change.

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
(Amounts in thousands, except per share data)
	Three Months Ended
	April 3, 2021	March 28, 2020
Net earnings attributable to Mohawk Industries, Inc.	$236,807	110,514
Adjusting items:
Restructuring, acquisition and integration-related and other costs	11,877	11,930
Income taxes	(2,735)	(3,080)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$245,949	119,364

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$3.49	1.66
Weighted-average common shares outstanding - diluted	70,474	71,777

Reconciliation of Total Debt to Net Debt Less Short-Term Investments
(Amounts in thousands)
April 3, 2021
Short-term debt and current portion of long-term debt	$953,913
Long-term debt, less current portion	1,719,115
Total debt	2,673,028
Less: Cash and cash equivalents	557,262
Net Debt	2,115,766
Less: Short-term investments	782,267
Net debt less short-term investments	$1,333,499

Reconciliation of Operating Income (Loss) to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	June 27, 2020	September 26, 2020	December 31, 2020	April 3, 2021	April 3, 2021
Operating income (loss)	$(60,958)	262,744	282,733	317,515	802,034
Other (expense) income	(1,037)	726	6,742	2,227	8,658
Net (income) loss attributable to noncontrolling interests	331	(336)	(176)	(4)	(185)
Depreciation and amortization(1)	154,094	151,342	156,555	151,216	613,207
EBITDA	92,430	414,476	445,854	470,954	1,423,714
Restructuring, acquisition and integration-related and other costs	91,940	26,925	15,947	6,059	140,871
Adjusted EBITDA	$184,370	441,401	461,801	477,013	1,564,585

Net Debt less short-term investments to Adjusted EBITDA					0.9
(1) Includes $5,818 of accelerated depreciation in Q1 2021 with $8,395 in Q2 2020, $5,243 in Q3 2020 and $6,435 in Q4 2020.

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
	April 3, 2021	March 28, 2020
Net sales	$2,669,026	2,285,763
Adjustment to net sales on constant shipping days	(110,948)	—
Adjustment to net sales on a constant exchange rate	(63,899)	—
Net sales on a constant exchange rate and constant shipping days	$2,494,179	2,285,763

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Global Ceramic	April 3, 2021	March 28, 2020
Net sales	$929,871	848,450
Adjustment to segment net sales on constant shipping days	(33,930)	—
Adjustment to segment net sales on a constant exchange rate	(1,421)	—
Segment net sales on a constant exchange rate and constant shipping days	$894,520	848,450

Reconciliation of Segment Net Sales to Segment Net Sales on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Flooring NA	April 3, 2021	March 28, 2020
Net sales	$969,250	848,330
Adjustment to segment net sales on constant shipping days	(44,735)	—
Segment net sales on constant shipping days	$924,515	848,330

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Flooring ROW	April 3, 2021	March 28, 2020
Net sales	$769,905	588,983
Adjustment to segment net sales on constant shipping days	(32,283)	—
Adjustment to segment net sales on a constant exchange rate	(62,479)	—
Segment net sales on a constant exchange rate and constant shipping days	$675,143	588,983

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Three Months Ended
	April 3, 2021	March 28, 2020
Gross Profit	$791,769	616,440
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	10,485	11,080
Adjusted gross profit	$802,254	627,520

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	April 3, 2021	March 28, 2020
Selling, general and administrative expenses	$474,254	464,957
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(1,002)	(895)
Adjusted selling, general and administrative expenses	$473,252	464,062

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended
	April 3, 2021	March 28, 2020
Operating income	$317,515	151,483
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	11,487	11,975
Adjusted operating income	$329,002	163,458

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Global Ceramic	April 3, 2021	March 28, 2020
Operating income	$87,804	47,976
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	1,273	(122)
Adjusted segment operating income	$89,077	47,854

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring NA	April 3, 2021	March 28, 2020
Operating income	$81,298	36,206
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	8,859	8,067
Adjusted segment operating income	$90,157	44,273

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring ROW	April 3, 2021	March 28, 2020
Operating income	$159,306	75,816
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	1,357	3,969
Adjusted segment operating income	$160,663	79,785

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	April 3, 2021	March 28, 2020
Earnings before income taxes	$304,501	137,133
Net (earnings) loss attributable to noncontrolling interests	(4)	49
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	11,877	11,930
Adjusted earnings including noncontrolling interests before income taxes	$316,374	149,112

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended
	April 3, 2021	March 28, 2020
Income tax expense	$67,690	26,668
Income tax effect of adjusting items	2,735	3,080
Adjusted income tax expense	$70,425	29,748

Adjusted income tax rate	22.3%	20.0%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.